Exhibit 99.1

BTU International Reports First Quarter 2010 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--May 4, 2010--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the first quarter ended on April 4, 2010.

First quarter net sales were $17.2 million, up 42.5 percent compared to $12.1 million in the preceding quarter, and up 75.3 percent compared to $9.8 million for the same quarter a year ago. Net loss for the first quarter of 2010 was $ 0.3 million, or a loss of $0.03 per diluted share, compared to a net loss of $3.9 million, or a loss of $0.42 per diluted share, in the preceding quarter, and compared to a net loss of $4.6 million, or a loss of $0.49 per diluted share, in the first quarter of 2009.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Net sales of $17.2 million for the first quarter exceeded our guidance and reflected a strengthening of our electronics business with a solid contribution from our alternative energy business. Although we continue to have active discussions with key solar customers regarding future orders, several of these projects have seen delays. First quarter operating results approached break-even with a small loss on an after tax basis.

Outlook

“Although our forward looking visibility remains limited, we expect our second quarter revenues to be essentially flat compared to the first quarter with continued strong bookings in our electronics business. We are experiencing increased quoting activity in our alternative energy business, especially solar, and expect additional growth in our solar business later this year. Based on an expected greater mix of electronics business in the second quarter, we expect that our overall margins will be lower as compared to the first quarter," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2010, in a conference call to be held today, May 4, at 8:30 a.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through May 18, 2010, and can be accessed at this website or by phone at (800) 642-1687, pass code 64263110.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics assembly markets. BTU’s equipment and expertise are used in the manufacturing of solar cells and nuclear fuel as well as the production of printed circuit board assemblies and semiconductor packaging. BTU has design and manufacturing operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service worldwide. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's net sales forecast and expectation of growth in the electronics markets and growth in the alternative energy markets. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2009. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of May 4, 2010, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	April 4, 2010	March 29, 2009

Net sales	$17,192	$9,806
Costs of goods sold	10,096	8,367

Gross profit	7,096	1,439

Operating expenses:
Selling, general and administrative	5,539	3,930
Research, development
and engineering	1,638	1,977
Operating income (loss)	(81)	(4,468)

Interest income	2	82
Interest expense	(159)	(155)
Foreign exchange gain/(loss)	65	(59)
Other income	17	29

Loss before provision
for income taxes	(156)	(4,571)

Provision (benefit) for income taxes	137	(17)

Net loss	$(293)	$(4,554)

Loss per share:
Basic	$(0.03)	$(0.49)
Diluted	$(0.03)	$(0.49)

Weighted average number of
shares outstanding:
Basic shares	9,253,081	9,284,318
Effect of dilutive options	-	-

Diluted shares	9,253,081	9,284,318

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	April, 4,	December 31,
Assets	2010	2009

Current assets
Cash and cash equivalents	$21,850	$25,397
Accounts receivable	10,734	10,333
Inventories	14,244	14,533
Other current assets	2,451	1,283

Total current assets	49,279	51,546

Property, plant and equipment, net	6,014	6,332

Other assets, net	689	916

Total assets	$55,982	$58,794

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$315	$310
Trade accounts payable	5,243	5,527
Other current liabilities	6,126	8,577

Total current liabilities	11,684	14,414

Long-term debt, less current portion	8,610	8,687

Total liabilities	20,294	23,101

Total stockholders' equity	35,688	35,693

Total liabilities and stockholders' equity	$55,982	$58,794

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel